UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report: November 27, 2000

FIRST PLACE FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-25049	34-1880130
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

185 E. Market Street, Warren, OH	44482
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including are code (330) 373-1221

N/A
(Former name or former address, if changed since last report)

Item 5 Other Events

On November 27, 2000, the Company issued the following press release:

First Place Financial Corp. Announces Share Repurchase Program

Warren, Ohio, November 27, 2000 – First Place Financial Corp. (NASDAQ: FPFC) announced today that it will repurchase 500,000 of its outstanding shares of common stock in open market transactions over the next six months. First Place has completed the share repurchase program previously announced on July 27, 2000, which totaled 507,261 shares and were bought at an average cost of $11.42 per share. The shares in the new program will be purchased at prevailing market prices with the repurchase program commencing on or after November 29, 2000.

The board of directors approved the repurchase program in view of current economic and market factors, alternate investment strategies and the strong capital position of the Company. The Company believes that at current market prices, the repurchase program represents an opportunity to enhance shareholder value.

Additionally, prior to the annual meeting on November 16, 2000, the Company’s board of directors named Robert S. McGeough, a board member since 1973, as chairman of the board. Mr. McGeough replaces Paul A. Watson who passed away on October 9, 2000. Mr. Terry Patrick, current chairman of FFY Financial Crop., will become chairman of First Place Financial Corp. pending regulatory approval of the merger of equals between the two companies. At that time, Mr. McGeough will become vice-chairman of the Company.

First Place Financial Corp. is the parent of First Federal Savings and Loan Association of Warren. The company currently has thirteen full service offices located throughout Trumbull, Mahoning and Portage counties along with six loan production offices spread throughout Northeastern Ohio. Additional information about the company can be obtained on the company’s web site: firstfederalofwarren.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST PLACE FINANCIAL CORP.

Date:	November 27, 2000	By: /s/ Steven R. Lewis
Steven R. Lewis,
President and CEO